Exhibit 8.1

MITCHELL SILBERBERG & KNUPP LLP

A LAW PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

June 2, 2015

VIA EDGAR

California Republic Funding, LLC

18400 Von Karman, Suite 1100

Irvine, CA 92612

Re:	California Republic Auto Receivables Trust 2015-2

Dear Ladies and Gentlemen:

We have acted as special tax counsel for California Republic Funding, LLC (the “Depositor”), a Delaware limited liability company. The Depositor has filed with the Securities and Exchange Commission (the “Commission”) (i) pursuant to Rule 424(b)(5) promulgated under the Securities Act of 1933, as amended (the “Act”), a preliminary prospectus supplement, dated May 21, 2015 (the “Preliminary Prospectus Supplement”) relating to the sale of asset backed notes as described below, accompanied by the prospectus, dated May 21, 2015 (the “Base Prospectus,” and together with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”), and (ii) pursuant to Rule 433 under the Act, a free writing prospectus, dated May 21, 2015 (the “Ratings Free Writing Prospectus”). The Depositor has filed with the Commission pursuant to Rule 424(b)(2) a final prospectus supplement dated May 28, 2015 (the “Prospectus Supplement”) to the Base Prospectus (together with the Prospectus Supplement, the “Prospectus”) relating to the sale of $54,300,000 aggregate principal amount of 0.39000% Class A-1 Asset Backed Notes (the “Class A-1 Notes”), $100,000,000 aggregate principal amount of 0.88% Class A-2 Asset Backed Notes (the “Class A-2 Notes”), $104,000,000 aggregate principal amount of 1.31% Class A-3 Asset Backed Notes (the “Class A-3 Notes”), $99,330,000 aggregate principal amount of 1.75% Class A-4 Asset Backed Notes (the “Class A-4 Notes”), $22,230,000 aggregate principal amount of 2.53% Class B Asset Backed Notes (the “Class B Notes”) and $10,140,000 aggregate principal amount of 3.62% Class C Asset Backed Notes (the “Class C Notes” and, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes and the Class B Notes, the “Notes”) of California Republic Auto Receivables Trust 2015-2 (the “Trust”), and has also filed pursuant to Rule 433 under the Act a free writing prospectus, dated May 28, 2015 (the “Pricing Free Writing Prospectus” and, together with the Ratings Free Writing Prospectus, the “Free Writing Prospectuses”). The Prospectus in the form prepared for use by Credit Suisse Securities (USA) LLC (the “Underwriter”) in confirming sale of the Notes, was filed pursuant to Rule 424(b)(5) on June 2, 2015. Each capitalized term not otherwise defined in this opinion shall have the meaning attributed to that term in Appendix A to the sale and servicing agreement, dated as of June 1, 2015 (the “Sale and Servicing Agreement”), among Depositor, Deutsche Bank Trust Company Americas (the “Indenture Trustee”), as Indenture Trustee, California Republic Bank, a California corporation authorized to transact banking business (the “Servicer”) and the Trust.

11377 West Olympic Boulevard, Los Angeles, California 90064-1683 Phone: (310) 312-2000 Fax: (310) 312-3100 Website: WWW.MSK.COM

MITCHELL SILBERBERG & KNUPP LLP

California Republic Funding, LLC

<June 2, 2015>

As described in the Prospectus, in connection with the issuance of the Notes on the Closing Date, the Depositor and the Trust, as applicable, will enter into the (i) receivables purchase agreement, dated as of June 1, 2015 (the “Receivables Purchase Agreement”), between the Bank and the Depositor, (ii) Sale and Servicing Agreement (iii) indenture, dated as of June 1, 2015 (the “Indenture”), between the Trust and the Indenture Trustee, and (iv) amended and restated trust agreement, dated as of June 1, 2015 (the “Trust Agreement” and, together with the Receivables Purchase Agreement, the Sale and Servicing Agreement, the Underwriting Agreement and the Indenture, the “Transaction Documents”), between the Depositor and Wilmington Trust, National Association, as trustee. The assets of the Trust will consist primarily of a pool of motor vehicle retail installment sale contracts and installment loans (the “Receivables”).

In rendering the opinion set forth below, we have examined the Base Prospectus, the Prospectus Supplement and such other documents as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, we have assumed that the issuance of the Notes will be duly authorized by all necessary action and duly executed substantially in the manner described in the Prospectus. In rendering this opinion, we have relied upon certain representations regarding the underlying facts set forth in the Prospectus and in the Transaction Documents, including as to the existence, nature and sufficiency of the Receivables which shall be held as assets of the Trust. The opinion set forth herein is expressly based upon such assumptions and representations and upon the accuracy of those facts so assumed or represented. With respect to the underlying facts, we have made only such factual inquiries as we have deemed appropriate and have not independently verified any facts.

Based upon and subject to the foregoing, and in reliance thereon and subject to the assumptions, exceptions and qualifications set forth herein, we hereby advise the Depositor that it is our opinion that the information contained in the Prospectus Supplement under the caption “Material Federal Income Tax Consequences,” and the information contained in the Base Prospectus under the caption “Material Federal Income Tax Consequences” and the opinions set forth under that caption in the Base Prospectus, to the extent that such information constitutes matters of law or legal conclusions, is correct.

The opinions expressed in this letter are based upon relevant provisions of the Internal Revenue Code of 1986, as amended, federal income tax regulations, and current interpretations thereof as expressed in court decisions and administrative determinations in effect on this date. All of these provisions, regulations and interpretations are subject to changes which might result in substantial modifications of our opinions, and we do not undertake to advise you of any such modification. We caution that although the opinions expressed in this letter represents our best legal judgment as to such matter, our opinions have no binding effect on the Internal Revenue Service, or the courts.

We have expressed no opinion as to other tax issues affecting the Depositor, the purchasers of the Notes or any other participant to the transactions described in the Prospectus and Prospectus Supplement. We expressly refrain from rendering any opinion as to the tax laws of any state (or subdivision thereof) or any foreign country.

MITCHELL SILBERBERG & KNUPP LLP

California Republic Funding, LLC

<June 2, 2015>

Any tax advice contained in this letter (including any attachment) is not intended to be used, and cannot be used, to avoid penalties imposed under the Internal Revenue Code.

We consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Depositor. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder. This opinion is given solely for your benefit, is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP

MITCHELL SILBERBERG & KNUPP LLP